Sub-Item 77Q2

Nuveen Arizona Dividend Advantage
Municipal Fund 2
333-71928
811-10553

Based on a review of the SEC Forms 3, 4
and 5 furnished
to the Fund, the Fund believes that all
Section 16(a)

filing requirements applicable to the
Funds officers
and directors, investment adviser and
affiliated
persons of the investment adviser were
complied with,
except that the initial report on behalf of the adviser listed below was amended on October 18, 2004, accession number
0001189642-04-000571.
In addition, subsequent Forms 4 on
behalf
of the adviser were filed late on October
25, 2004,
accession numbers 0001189642-04-000623
and
0001189642-04-000624.

There are no greater than ten-percent
shareholders of the Fund.

ADVISER:

Nuveen Advisory Corp.